Exhibit 99.1

Inso Corporation Names Edward Terino to Board of Directors

BOSTON, September 15, 1999 - Inso Corporation (NASDAQ: INSO) today announced the appointment of Edward Terino, Senior Vice President and Chief Financial Officer of Applix, Inc. a leading provider of internet-centric front office business solutions, to the Company's Board of Directors, effective immediately. Mr. Terino will replace Ray Shepard, who is retiring from the Board.

Prior to joining Applix, Mr. Terino was Chief Financial Officer, Treasurer and Secretary of Celerity Solutions, Inc., a supply chain management software developer. Prior to serving at Celerity, Mr. Terino spent more than eleven years at Houghton Mifflin Company, where he held several senior management positions. Mr. Terino also spent nine years with Deloitte and Touche in their consulting services practice. Mr. Terino holds a B.S. in business administration from Northeastern University and an M.B.A. from Suffolk University.

"We're very pleased to welcome Ed Terino to the Board," said Stephen O. Jaeger, Inso Chairman and Chief Executive Officer. "With more than twenty years of finance, operational and technical experience, Ed brings significant applicable skills and expertise to Inso." Mr. Jaeger continued, "On behalf of the Company, I would like to express my gratitude to Ray Shepard for his years of dedicated service on the Board. Ray has made significant contributions to Inso, and we will miss him and wish him the best of luck with his future endeavors."

About Inso Corporation
Inso Corporation is a leading provider of solutions for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

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